Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2006

Tontitown, Arkansas, April 26, 2006......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported a 78.5% increase in net income to $5,183,360 and a 92.3% increase in diluted and basic earnings per share to $.50 for the quarter ended March 31, 2006 as compared to net income of $2,903,387 or diluted and basic earnings per share of $.26 for the quarter ended March 31, 2005. Operating revenues excluding fuel surcharges were $90,849,451 for the first quarter of 2006, a 13.4% increase compared to $80,108,475 for the first quarter of 2005.

Robert W. Weaver, President of the Company, commented, “We are pleased to announce the results of operations for the first quarter of 2006. We have been working diligently on the key elements of our operating plan. We were, and continue to be, confident that we are applying our efforts in the correct areas to achieve success and we feel the results speak for themselves. Our consolidated operating ratio for the first quarter of 2006 improved to 90.0% for the first quarter of 2006 from 93.6% for the first quarter of 2005, and our operating ratio for our truckload business improved to 89.2% from 93.3% for the same periods.

We experienced strong demand for our services during the quarter ended March 31, 2006, which helped to drive a 13.4% increase in revenue, before fuel surcharge. Revenue per loaded mile, before fuel surcharge, increased 12.7% to $1.45 from $1.28 for the quarters ended March 31, 2006 and 2005, respectively. In addition, revenue per tractor per week, before fuel surcharge, for truckload business increased 13.9% to $3,480 per week during the first quarter of 2006 from $3,055 per week during the first quarter of 2005. Demand was strong throughout our customer base, including our automotive business, which remains an integral part of our customer mix and contributes to our overall operating efficiencies. Automotive freight constituted approximately 54% of our total revenue, before fuel surcharge, a slight gain when compared to the first quarter of 2005. This gain was largely driven by improved pricing in this segment, as opposed to an increase in the actual shipments handled, which actually decreased.

We are encouraged by the results achieved and remain focused on improving the fundamentals of our business. By closely monitoring the evolution of our industry in regard to professional drivers, petroleum prices, and the changing needs of our customers we will strive to add value for our shareholders.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended March 31,
	2006	2005

Revenue, before fuel surcharge	$90,849,451	$80,108,475
Fuel surcharge	9,676,141	6,083,317
	100,525,592	86,191,792

Operating expenses:
Salaries, wages and benefits	33,229,067	31,005,105
Operating supplies	28,192,648	22,653,415
Rent and purchased transportation	11,348,969	9,831,642
Depreciation and amortization	8,366,213	7,466,870
Operating taxes and license	4,056,873	3,953,772
Insurance and claims	4,195,563	4,098,764
Communications and utilities	694,699	699,091
Other	1,498,434	1,308,041
(Gain) loss on disposition of equipment	(108,768)	16,749
Total operating expenses	91,473,698	81,033,449

Operating income	9,051,894	5,158,343

Other income (expense):
Interest expense	(407,522)	(253,842)

Total other income (expense)	(407,522)	(253,842)

Income before income taxes	8,644,372	4,904,501
Provision for income taxes	3,461,012	2,001,114

Net income	$5,183,360	$2,903,387

Diluted earnings per share	$0.50	$0.26

Average shares outstanding - Diluted	10,288,377	11,326,798

	Quarter ended March 31,
Truckload Operations	2006	2005

Total miles	58,181,343	57,519,631
Operating ratio*	89.23%	93.26%
Empty miles factor	5.34%	5.13%
Revenue per total mile, before fuel surcharge	$1.37	$1.22
Total loads	79,370	77,835
Revenue per truck per work day	$696	$611
Revenue per truck per week	$3,480	$3,055
Average company trucks	1,739	1,776
Average owner operator trucks	50	74

	Quarter ended March 31,
Logistics Operations	2006	2005

Total revenue	$11,144,305	$10,028,099
Operating ratio	95.84%	95.65%

	As of March 31,
	2006	2005

Long-term debt to book capitalization	12.51%	14.61%
Shareholders’ equity	$170,486,178	$171,509,273

___________________________________________________________
* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.